Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Glucotrack, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Other	20,060,000	(1)	$5.73	(2)	$114,943,800.00	0.00015310	$17,597.90
Total Offering Amounts								$114,943,800.00		$17,597.90
Total Fees Previously Paid										$—
Total Fee Offsets										$—
Net Fee Due										$17,597.90

(1)	Consists of up to 20,060,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Glucotrack, Inc. (the “Company”), comprised of: (i) up to 20,000,000 shares of our Common Stock (the “Purchase Shares”) that the Company may sell to Sixth Borough Capital Fund, LP (“Sixth Borough”) from time to time pursuant to the Purchase Agreement, dated September 11, 2025, by and between the Company and Sixth Borough (the “Purchase Agreement”); and (ii) up to 60,000 shares of Common Stock issuable upon the exercise of pre-funded warrants, each having the right to purchase one share of Common Stock, that are issuable to Sixth Borough pursuant to the terms of the Purchase Agreement.

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on September 24, 2025 ($5.73 per share of Common Stock). This calculation is in accordance with Rule 457(c).